Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	Gilmartin Group LLC Greg Chodaczek / Lynn Lewis Phone: 347-620-7010 investors@cryolife.com

CryoLife Announces Pricing of $100 Million Convertible Senior Notes Offering

ATLANTA, GA – (June 19, 2020) – CryoLife, Inc. (NYSE: CRY) (“CryoLife” or “the Company”), a leading cardiac and vascular surgery company focused on aortic disease, today announced the pricing of $100 million aggregate principal amount of 4.250% convertible senior notes due 2025 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). CryoLife also granted the initial purchaser of the Notes an option to purchase, within a 13-day period, beginning on, and including, the date on which the Notes are first issued, up to an additional $15 million aggregate principal amount of the Notes. The sale of the Notes to the initial purchaser is expected to settle on June 23, 2020, subject to customary closing conditions, and CryoLife estimates that it will receive approximately $96.5 million in net proceeds (or $111.1 million if the initial purchaser exercises its option to purchase additional Notes in full) after deducting fees and estimated expenses payable by CryoLife.

The Notes will bear interest at a rate of 4.250% per year. Interest will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2021. The Notes will mature on July 1, 2025, unless earlier converted, redeemed or repurchased in accordance with their terms. CryoLife may not redeem the Notes prior to July 5, 2023. CryoLife may redeem for cash all or part of the Notes, at its option, on or after July 5, 2023, if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which CryoLife provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. Following certain corporate events that occur prior to the maturity date or if the Company delivers a notice of redemption with respect to all or a part of the Notes, the Company will, in certain circumstances, increase the conversion rate for holders who elect to convert their Notes in connection with such corporate event or notice of redemption.

The initial conversion rate for the Notes is 42.6203 shares of the Company’s common stock per $1,000 principal amount of the Notes (which is equivalent to an initial conversion price of approximately $23.46 per share of the Company’s common stock). The initial conversion price represents a premium of approximately 35.0% over the last reported sale price of the Company’s common stock on the New York Stock Exchange of $17.38 per share on June 18, 2020. Upon conversion, the Notes will be settled in cash, shares of the Company’s common stock or a combination thereof, at the Company’s election.

The Company expects to use the net proceeds from the offering for general corporate purposes, including the repayment of approximately $30 million outstanding under its revolving credit facility. If the initial purchaser exercises its option to purchase additional Notes, the Company expects to use the net proceeds from the sale of the additional Notes for general corporate purposes.

This press release does not and shall not constitute an offer to sell nor a solicitation of an offer to buy the Notes or shares of the Company’s common stock, nor shall there be any offer, solicitation or sale of the Notes or such common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of an offering memorandum.

The Notes and any shares of the Company’s common stock issuable upon conversion of the Notes have not been, and will not be, registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and the rules promulgated thereunder and applicable state securities laws. The offering of the Notes is being made only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act.

About CryoLife, Inc.

Headquartered in suburban Atlanta, Georgia, CryoLife is a leader in the manufacturing, processing, and distribution of medical devices and implantable tissues used in cardiac and vascular surgical procedures focused on aortic repair. CryoLife markets and sells products in more than 100 countries worldwide.

Forward Looking Statements

Statements made in this press release that look forward in time or that express management’s beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made. These statements specifically include statements regarding the proposed terms of the Notes, the size of the proposed offering and the expected use of proceeds from the sale of the Notes. These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations, including the effects of COVID—19 and government mandates implemented to address the pandemic. These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for year ended December 31, 2019 and Form 10-Q for the quarter ended March 31, 2020. CryoLife does not undertake to update its forward-looking statements, whether as a result of new information, future events, or otherwise.